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                                  AMENDMENT TO
                           THE RECOVERY NETWORK, INC.
                           1997 MANAGEMENT BONUS PLAN


         Pursuant to the action taken on April 15, 1997, by the Finance and Compensation Committee of the Board of Directors of The Recovery Network, Inc. (the "Company"), the 1997 Management Bonus Plan of the Company (the "Plan") is hereby amended by replacing the first sentence of Section 4.1 of the Plan with the following: "The number of Shares that are authorzed for issuance under the Plan shall not exceed 206,086."

         Executed to be effective as of April 15, 1997.

                                              THE RECOVERY NETWORK, INC.


                                              By:/s/ William D. Moses
                                                 --------------------------
                                                    William D. Moses